UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)	January 23, 2017

BANK OF HAWAII CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

130 Merchant Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number,
including area code)	(888) 643-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02.                                       Results of Operations and Financial Condition.

On January 23, 2017, Bank of Hawaii Corporation announced its results of operations for the quarter ended December 31, 2016.  The public announcement was made by means of a press release, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2017, the Board of Directors of the Company (the “Board”) appointed Kent T. Lucien to the position of Vice Chairman & Chief Strategy Officer.  Mr. Lucien previously served as the Company’s Vice Chairman & CFO.  On that same date, the Board appointed Dean Y. Shigemura to the position of Senior Executive Vice President & Chief Financial Officer. Mr. Shigemura previously served as the Company’s Senior Executive Vice President, Controller and Principal Accounting Officer.  Finally, the Board appointed Brent T. Flygar, age 49, to the position of Senior Vice President, Controller and Principal Accounting Officer.  For the past five years, Mr. Flygar has served as Senior Vice President and Director of Corporate Tax, including assuming the additional role of Financial Reporting Manager overseeing the preparation of regulatory reporting, in March 2015.  Each of the foregoing appointments is to be effective on March 1, 2017.
In connection with the foregoing appointments, Mr. Lucien’s annual salary will be $218,000, Mr. Shigemura’s annual salary will be $335,000 and Mr. Flygar’s annual salary will be $245,000.  Each of Messrs. Lucien, Shigemura and Flygar will be entitled to participate in those incentive compensation and benefit plans available to the Company’s senior executives.

Item 9.01.                                       Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

99.1
January 23, 2017 Press Release: Bank of Hawaii Corporation Fourth Quarter 2016 Financial Results.  Any internet addresses provided in this release are for informational purposes only and are not intended to be hyperlinks.  Furnished herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2017	Bank of Hawaii Corporation

	By:	/s/ Mark A. Rossi
Mark A. Rossi
Vice Chairman and Corporate Secretary